FOR IMMEDIATE RELEASE

Contacts:	Jerry W. Nix, Vice Chairman and CFO – (770) 612-2048 Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
REPORTS RECORD SALES AND EARNINGS
FOR THE SECOND QUARTER ENDED JUNE 30, 2012

- Sales Up 5% and EPS Up 12% -

Atlanta, Georgia, July 19, 2012 — Genuine Parts Company (NYSE: GPC) reports sales and earnings for the second quarter and six months ended June 30, 2012.

Thomas C. Gallagher, Chairman and Chief Executive Officer, announced today that record sales totaling $3.3 billion were up 5% compared to the second quarter of 2011. Net income for the quarter was $168.6 million, an increase of 11% from $151.8 million recorded in the same period of the previous year. Record earnings per share on a diluted basis were $1.08, up 12.5% compared to 96 cents for the second quarter last year.

For the six months ended June 30, 2012, sales totaled $6.5 billion, up 6% compared to the same period in 2011. Net income for the six months was $314.9 million, an increase of 13% from $278.3 million recorded in the previous year. Earnings per share on a diluted basis were $2.01, up 14% compared to $1.76 for the same period last year.

In review of the quarter, Mr. Gallagher commented, “We are pleased to report another period of record sales and earnings for Genuine Parts Company. The Automotive Group reported a 4% sales increase in the second quarter and, although this business slowed some during the period due to the softer sales environment across the industry, we believe our sales initiatives and the sound underlying fundamentals in the automotive aftermarket will support continued growth for this group in the quarters ahead. Sales for Motion Industries, our Industrial Group, and EIS, our Electrical Group, remain the strongest among our four business segments. Motion posted an 8% sales increase for the quarter, and EIS was up 9%. We remain encouraged by the ongoing sales opportunities for these two groups. S. P. Richards, our Office Products Group, showed a 1% sales decrease for the quarter, which reflects the ongoing challenging conditions in the office products industry. We do not expect much change in these conditions over the balance of the year, but expect our internal sales initiatives to produce modest improvement in the results for this business.”

Mr. Gallagher added, “Our balance sheet as of June 30, 2012 remains in excellent condition and we continue to generate strong cash flows as a result of our increased earnings and working capital, asset management and cost reduction initiatives. Our cash position offers us tremendous opportunities and we continue to use our cash in several key areas to maximize the total return to shareholders. Our priorities for cash include the dividends paid to shareholders, the ongoing reinvestment back into each of our four businesses, strategic acquisitions and share repurchases.”

Mr. Gallagher concluded, “We are encouraged by the record level of sales and earnings achieved in the second quarter and for the first six months in 2012. Despite the potential for softer macro-economic conditions over the last half of the year, we remain optimistic that our businesses will show continued progress in the quarters ahead. Our management team remains committed to sustaining good revenue growth, further improving operating margins, generating solid cash flows and maintaining a strong balance sheet.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter and the future outlook. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-331-5106, conference ID 94569224. A replay of the call will also be available on the Company’s website or at 855-859-2056, conference ID 94569224, after the completion of the conference call until 12:00 a.m. Eastern time on August 2, 2012.

Forward Looking Statements

Some statements in this report, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, slowing demand for the Company’s products, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in our vendors’ operations, competitive product, service and pricing pressures, the Company’s ability to successfully implement its business initiatives in each of its four business segments, the Company’s ability to successfully integrate its acquired businesses, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2011 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S.P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)
	(in thousands, except per share data)
Net sales	$3,337,836	$3,184,984	$6,519,124	$6,159,182
Cost of goods sold	2,365,550	2,268,870	4,627,727	4,394,274

Gross profit	972,286	916,114	1,891,397	1,764,908
Operating expenses:
Selling, administrative & other expenses	680,246	651,635	1,348,204	1,285,904
Depreciation and amortization	24,735	22,928	47,720	45,473

	704,981	674,563	1,395,924	1,331,377
Income before income taxes	267,305	241,551	495,473	433,531
Income taxes	98,687	89,739	180,600	155,204

Net income	$168,618	$151,812	$314,873	$278,327

Basic net income per common share	$1.08	$.97	$2.02	$1.77
Diluted net income per common share	$1.08	$.96	$2.01	$1.76
Weighted average common shares outstanding	155,753	157,248	155,781	157,439
Dilutive effect of stock options and
non-vested restricted stock awards	1,019	995	1,073	988

Weighted average common shares outstanding –
assuming dilution	156,772	158,243	156,854	158,427

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)
	(in thousands)
Net sales:
Automotive	$1,644,902	$1,585,074	$3,138,401	$2,989,939
Industrial	1,138,724	1,051,258	2,259,947	2,051,029
Office Products	413,340	417,989	839,493	850,655
Electrical/Electronic Materials	149,440	136,780	296,556	276,594
Other (1)	(8,570)	(6,117)	(15,273)	(9,035)

Total net sales	$3,337,836	$3,184,984	$6,519,124	$6,159,182

Operating profit:
Automotive	$152,978	$138,795	$267,539	$236,694
Industrial	95,053	85,289	179,381	151,298
Office Products	30,611	31,367	68,126	68,771
Electrical/Electronic Materials	12,933	9,172	24,899	19,242

Total operating profit	291,575	264,623	539,945	476,005
Interest expense, net	(5,019)	(6,236)	(9,734)	(12,736)
Other, net	(19,251)	(16,836)	(34,738)	(29,738)

Income before income taxes	$267,305	$241,551	$495,473	$433,531

Capital expenditures	$34,478	$27,213	$51,368	$41,748

Depreciation and amortization	$24,735	$22,928	$47,720	$45,473

(1) Represents the net effect of discounts, incentives and freight billed reported as a component of net sales

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2012	2011
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$171,577	$516,728
Trade accounts receivable, net	1,605,696	1,565,889
Merchandise inventories, net	2,333,592	2,251,595
Prepaid expenses and other current assets	312,510	299,079

TOTAL CURRENT ASSETS	4,423,375	4,633,291
Goodwill and other intangible assets, less accumulated amortization	498,288	227,935
Deferred tax asset	240,261	151,042
Other assets	455,992	218,450
Net property, plant and equipment	567,013	486,283

TOTAL ASSETS	$6,184,929	$5,717,001

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,599,695	$1,492,041
Current portion of debt	—	250,000
Income taxes payable	32,789	33,520
Dividends payable	77,081	70,755
Other current liabilities	268,691	261,099

TOTAL CURRENT LIABILITIES	1,978,256	2,107,415
Long-term debt	500,000	250,000
Retirement and other post-retirement benefit liabilities	485,317	243,928
Other long-term liabilities	289,534	184,362
Common stock	155,101	156,767
Retained earnings and other	3,225,152	3,023,737
Accumulated other comprehensive loss	(458,444)	(258,480)

TOTAL PARENT EQUITY	2,921,809	2,922,024
Noncontrolling interests in subsidiaries	10,013	9,272

TOTAL EQUITY	2,931,822	2,931,296

TOTAL LIABILITIES AND EQUITY	$6,184,929	$5,717,001

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2012	2011
	(Unaudited)
	(in thousands)
OPERATING ACTIVITIES:
Net income	$314,873	$278,327
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,720	45,473
Share-based compensation	5,099	4,023
Excess tax benefits from share-based compensation	(7,174)	(1,802)
Other	(703)	(594)
Changes in operating assets and liabilities	61,498	(75,476)

NET CASH PROVIDED BY OPERATING ACTIVITIES	421,313	249,951
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(51,368)	(41,748)
Acquisitions and other	(525,901)	(38,126)

NET CASH USED IN INVESTING ACTIVITIES	(577,269)	(79,874)
FINANCING ACTIVITIES:
Proceeds from line of credit	550,000	—
Payments on line of credit	(550,000)	—
Stock options exercised	(2,903)	1,302
Excess tax benefits from share-based compensation	7,174	1,802
Dividends paid	(147,187)	(135,550)
Purchase of stock	(55,015)	(55,416)

NET CASH USED IN FINANCING ACTIVITIES	(197,931)	(187,862)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	410	4,545

NET DECREASE IN CASH AND CASH EQUIVALENTS	(353,477)	(13,240)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	525,054	529,968

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$171,577	$516,728